Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS THIRD QUARTER RESULTS

St. Peters, MO, October, 22, 2009 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the third quarter ended September 30, 2009.

Summary:

•	Net sales of $310.0 million
•	Gross profit of $20.5 million (6.6% of net sales)
•	Loss of $0.29 per share including special charges of $44.9 million, net of tax
•	Cash and investment balances of $1.2 billion
•	Announced acquisition of solar developer SunEdison

The company reported third quarter 2009 net sales of $310.0 million, which represents an increase of 9.6% from second quarter 2009 net sales of $282.9 million, and a decrease of 43.2% from third quarter 2008 net sales of $546.0 million. The sequential increase in sales was primarily the result of significantly higher wafer volumes for both semiconductor and solar applications, partially offset by price reductions in wafers for solar applications.

Gross profit in the quarter was $20.5 million, or 6.6% of net sales, compared to $34.9 million, or 12.3% of net sales, in the 2009 second quarter and $269.7 million, or 49.4% of net sales, in the 2008 third quarter. The sequential decrease in gross profit was primarily the result of price reductions in wafers for solar applications and higher costs due to the previously announced disruption at the company’s Pasadena, Texas facility.

The company reported an operating loss of $66.7 million during the quarter, compared to an operating loss of $23.1 million in the 2009 second quarter and operating income of $227.5 million in the 2008 third quarter. Third quarter 2009 operating expenses of $87.2 million, or 28.1% of sales, include restructuring and impairment charges of $39.7 million relating to the previously announced plant consolidation, and $4.5 million of cost associated with the startup of the company’s Ipoh, Malaysia facility. This compared to $58.0 million, or 20.5% of sales, in the 2009 second quarter, which included an accrual of $8.8 million associated with an adverse ruling in a lawsuit, a charge of $5.6 million relating to restructuring in the company’s Korean facility and $3.0 million of costs associated with the startup of the Ipoh facility.

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MEMC ELECTRONIC MATERIALS

MEMC’s net loss for the third quarter was $64.6 million, or $0.29 per share, including the restructuring and impairment charges discussed above, additional tax expense of $19.2 million for an unrecognized tax benefit and a negative impact relating to the decrease in the value of the Suntech warrants of $6.3 million.

During the third quarter, the company generated operating cash flow of $0.2 million, compared to $16.4 million in the 2009 second quarter. Capital expenditures for the third quarter totaled $53.1 million. MEMC ended the third quarter with cash and investments of $1.2 billion, and does not maintain any significant debt.

As reported in early September, the company shut down a large portion of its Pasadena, Texas polysilicon facility in the third quarter to repair damaged equipment. The equipment was repaired, the facility resumed operations and normal production levels were restored in September, as expected. The production ramp allowed the company to rebuild inventory before the end of the quarter to the levels seen prior to the equipment failure.

“Revenue grew by nearly 10% from the second quarter, despite the setback in Pasadena,” said Ahmad Chatila, MEMC’s President and Chief Executive Officer. “While it is disappointing that the issue in Pasadena prevented us from taking full advantage of available market demand in the third quarter, we are pleased that we were able to restart production and report revenue within our original guidance range, and above the midpoint of our revised range, while rebuilding our inventory so that we are positioned to respond to fourth quarter demand.”

“During the third quarter, semiconductor wafer demand continued to show improvement across all end markets and geographies, and factory utilization rates continued to improve. In the solar market, wafer demand also showed improvement compared to the second quarter.”

Fourth Quarter 2009 Outlook

“Demand indications from both semiconductor and solar applications customers continue to show gradual improvement. In semiconductors, demand growth is broad-based and utilization rates continue to improve. Pricing in semiconductor is expected to be approximately flat during the fourth quarter compared with the third quarter, but is expected to increase in the first quarter of 2010. In solar, the relative strength in volumes seen in the third quarter continues. Pricing in the overall solar market, however, continues to be uncertain. Considering these factors, we are targeting fourth quarter revenue to be approximately $310-$350 million. In addition, we are targeting gross margin to be approximately 10%-14%, with operating expenses of approximately $47 million, including approximately $5 million of startup costs associated with our Ipoh, Malaysia facility. These targets do not include the SunEdison financial results, as the acquisition is not expected to close until late in the quarter.”

MEMC ELECTRONIC MATERIALS

Subsequent Events – Acquisition of SunEdison

In a separate release, the company also announced today that it has reached a definitive agreement to acquire privately-held SunEdison LLC, a transaction that will significantly expand the scope of MEMC’s solar business. SunEdison, a developer of solar power projects and North America’s largest solar energy services provider, develops, finances, operates and monitors solar power plants for commercial clients, including many national retail outlets, government agencies, and utilities. The first company to introduce the innovative Solar Power Purchase Agreement, SunEdison enables customers to take advantage of the benefits of solar power, while enjoying financial savings, commercially competitive prices and incurring no up-front capital outlay to construct the solar facility. The acquisition is expected to be completed by year end.

Conference Call to Discuss Earnings Results and SunEdison Acquisition

MEMC will host a conference call today, October 22, 2009, at 5:30 p.m. ET to discuss the company’s third quarter results, the acquisition of SunEdison and other related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 p.m. ET on October 22, 2009, until 11:59 p.m. ET on October 29, 2009. To access the replay, please dial(320) 365-3844 at any time during that period, using passcode 118827. A replay will also be available until 11:59 p.m. ET on October 29, 2009 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past fifty years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, IR & Corporate Communications

MEMC Electronic Materials, Inc.

(636) 474-5443

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MEMC ELECTRONIC MATERIALS

Certain matters discussed in this news release are forward-looking statements, including that fourth quarter revenue is targeted to be approximately $310-$350 million with gross margin of approximately 10%-14%; that operating expenses are targeted to be approximately $47 million, including approximately $5 million of startup costs associated with our Ipoh, Malaysia facility; that pricing in semiconductor is expected to be approximately flat during the fourth quarter compared with the third quarter, and is expected to increase in the first quarter of 2010; and that the SunEdison transaction is expected to be completed by year end. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for semiconductors and silicon wafers, as well as polysilicon; changes in the pricing environment for both silicon wafers and polysilicon; the terms of any potential future amendments to our long-term agreements with our solar wafer customers; completion and funding of our new solar joint venture; utilization of our manufacturing capacity and any charges we might incur to reduce manufacturing capacity or headcount; general economic conditions, including the ability of our customers to pay their debts as they become due; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management’s financial estimates; delays in capacity expansion; customer acceptance of our new products; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(In millions, except per share data)

Unaudited

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

Net sales	$310.0	$282.9	$546.0	$806.9	$1,578.8
Cost of goods sold	289.5	248.0	276.3	731.8	767.0
Gross profit	20.5	34.9	269.7	75.1	811.8

Operating expenses:
Marketing and administration	37.2	42.5	31.5	109.5	89.2
Research and development	10.3	9.9	10.3	29.8	30.6
Restructuring and impairment costs	39.7	5.6	0.4	52.0	3.6
Operating (loss) income	(66.7)	(23.1)	227.5	(116.2)	688.4

Nonoperating (income) expense:
Interest expense	0.4	0.2	0.8	0.9	1.4
Interest income	(4.9)	(5.8)	(11.2)	(22.4)	(35.3)
Decrease (increase) in fair value of warrant	6.3	(10.1)	9.6	(3.7)	231.3
Other, net	0.2	(0.6)	6.6	2.2	10.6
Total nonoperating (income) expense	2.0	(16.3)	5.8	(23.0)	208.0
(Loss) income before income tax (benefit) expense and equity in earnings of joint venture	(68.7)	(6.8)	221.7	(93.2)	480.4
Income tax (benefit) expense	(6.3)	(9.7)	38.1	(34.9)	160.0
(Loss) income before equity in earnings of joint venture	(62.4)	2.9	183.6	(58.3)	320.4
Equity in earnings of joint venture, net of tax	(2.5)	(3.3)	–	(5.8)	–
Net (loss) income	(64.9)	(0.4)	183.6	(64.1)	320.4
Net loss (income) attributable to noncontrolling interests	0.3	1.8	(0.8)	2.9	(3.3)
Net (loss) income attributable to MEMC stockholders	$(64.6)	$1.4	$182.8	$(61.2)	$317.1

Basic (loss) income per share	$(0.29)	$0.01	$0.81	$(0.27)	$1.39
Diluted (loss) income per share	$(0.29)	$0.01	$0.80	$(0.27)	$1.38

Weighted-average shares used in computing basic income per share	223.6	223.5	226.3	223.6	227.7
Weighted-average shares used in computing diluted income per share	223.6	224.0	227.6	223.6	230.0

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)

Unaudited

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$792.2	$988.3
Short-term investments	114.3	148.4
Accounts receivable, net	188.3	197.3
Inventories	110.0	81.3
Prepaid and other current assets	99.1	38.9
Total current assets	1,303.9	1,454.2
Investments	329.5	284.7
Property, plant and equipment, net	1,065.4	1,041.2
Deferred tax assets, net	82.4	69.7
Other assets	98.6	86.9
Total assets	$2,879.8	$2,936.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$5.5	$6.1
Accounts payable	151.2	162.4
Accrued liabilities	87.6	67.5
Accrued wages and salaries	33.9	31.7
Customer deposits	83.6	187.0
Income taxes payable	6.3	17.9
Total current liabilities	368.1	472.6
Long-term debt, less current portion	23.4	26.1
Pension and post-employment liabilities	44.8	46.3
Deferred revenue	90.1	88.8
Other liabilities	229.5	186.1
Total liabilities	755.9	819.9

Commitments and contingencies

Stockholders' equity:
Preferred stock	–	–
Common stock	2.3	2.3
Additional paid-in capital	451.5	425.6
Retained earnings	2,086.2	2,147.1
Accumulated other comprehensive income (loss)	7.2	(55.6)
Treasury stock	(453.3)	(437.4)
Total MEMC stockholders' equity	2,093.9	2,082.0
Noncontrolling interests	30.0	34.8
Total stockholders' equity	2,123.9	2,116.8
Total liabilities and stockholders' equity	$2,879.8	$2,936.7

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

Unaudited

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

Cash flows from operating activities:
Net (loss) income	$(64.9)	$(0.4)	$183.6	$(64.1)	$320.4
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	32.3	28.9	27.3	89.6	75.6
Stock-based compensation	8.4	9.0	11.9	26.6	34.1
Impairment costs	24.6	–	0.4	24.6	0.4
Decrease (increase) in fair value of warrant	6.3	(10.1)	9.6	(3.7)	231.3
Working capital and other	(6.5)	(11.0)	(117.5)	(71.0)	(144.3)
Net cash provided by operating activities	0.2	16.4	115.3	2.0	517.5

Cash flows from investing activities:
Proceeds from sales and maturities of available for sale investments	17.5	76.6	64.7	131.8	377.6
Purchases of available for sale investments	–	(10.9)	(208.7)	(10.9)	(448.9)
Purchases of cost and equity method investments	(71.0)	–	–	(71.0)	–
Capital expenditures	(53.1)	(45.5)	(73.1)	(151.8)	(242.3)
Other	–	–	–	0.1	–
Net cash (used in) provided by investing activities	(106.6)	20.2	(217.1)	(101.8)	(313.6)

Cash flows from financing activities:
Net proceeds from (repayments of) customer deposits related to long-term supply agreements	1.5	(44.1)	89.5	(78.6)	138.0
Principal payments on long-term debt	–	(3.2)	–	(3.2)	(2.9)
Excess tax benefits from stock-based payment arrangements	0.1	0.2	0.4	0.3	19.0
Dividend to noncontrolling interest	–	–	–	–	(3.2)
Common stock repurchased	–	–	(130.6)	(15.8)	(285.5)
Proceeds from issuance of common stock	0.1	0.4	1.2	0.6	19.8
Net cash provided by (used in) financing activities	1.7	(46.7)	(39.5)	(96.7)	(114.8)

Effect of exchange rate changes on cash and cash equivalents	7.0	1.6	(37.3)	0.4	(16.1)

Net (decrease) increase in cash and cash equivalents	(97.7)	(8.5)	(178.6)	(196.1)	73.0
Cash and cash equivalents at beginning of period	889.9	898.4	1,110.9	988.3	859.3
Cash and cash equivalents at end of period	$792.2	$889.9	$932.3	$792.2	$932.3